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                                                                   Exhibit 10.11
                                    AGREEMENT

This Agreement is between Plane Sight, Inc., (Plane Sight) and Level Best Golf, Inc. (LBG), and concerns a golf training device disclosed in U.S. Patent No. 5,544,888, as well as existing and future improvements thereof, all of which is hereinafter referred to as "the PRODUCT."

Plane Sight and LBG hereby acknowledge that Plane Sight is the sole and exclusive owner of the intellectual property rights of the PRODUCT.

By this Agreement, Plane Sight grants certain rights to LBG in the PRODUCT under the following conditions:

1) Plane Sight hereby grants LBG a license to make, use and sell the PRODUCT through retail chains located within the U.S.A. and its territories. Plane Sight retains the exclusive right to market the PRODUCT through other channels, such as by mail order and the Internet, and through green grass pro shops and off-course golf shops in the U.S.A. and its territories. Plane Sight also retains the exclusive right to market the PRODUCT in all markets outside of the U.S.A and its territories. However, LBG will be allowed to pursue these same markets on a nonexclusive basis provided their efforts are coordinated with and approved in writing by Plane Sight. If LBG can establish a substantial representative network to service these markets, Plane Sight agrees to consider granting LBG exclusive rights to these markets.

2) LBG will evaluate its retail store placement of the PRODUCT into the direct response broadcast channel of distribution. The decision to pursue this distribution strategy will be solely at the discretion of LBG.

3) LBG is responsible for all manufacturing, packaging and marketing costs associated with their efforts, and agrees to permit Plane Sight to independently and directly purchase the PRODUCT and its components from LBG at cost plus 20% for sales by Plane Sight.

4) LBG agrees to pay Plane Sight a royalty of ten (10) percent of Net Collected Sales on a quarterly basis, but not less than $3.00 per unit. As used herein, Net Collected Sales is defined as gross sales minus returns, allowances, rebates and discounts. Royalty payments are to be made within 30 days of the close of each calendar quarter. Any royalty payment not received when due shall bear interest at the rate of 1.5% per month. LBG agrees to provide Plane Sight with a complete statement of orders placed by LBG from its manufacturing sources, and a complete statement of sales of the PRODUCT, each on a quarterly basis. These statements shall be furnished to Plane Sight regardless of whether any Products were sold during the quarter or whether any actual royalty payment is owed. Plane Sight has the right, at their own expense, to audit the sales records and receipts on an annual basis.

5) Plane Sight is responsible for any and all payments to any partner or agents of Plane Sight who may be involved with the PRODUCT.
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6) Plane Sight is responsible for any costs associated with maintaining any patents owned by Plane Sight at the time of the signing of this Agreement, and must provide a copy of all of the aforementioned to LBG for their files.

7) The term of this agreement is for thirty-six (36) months from the first shipment date of the PRODUCT to any retail account. LBG agrees to maintain sales of the following minimum quantities:


     First Twelve Months                                  25,000 units
     Second Twelve Months                                 40,000 units
     Third Twelve Months                                  60,000 units

Plane Sight shall have the right to terminate this Agreement if LBG fails to make a first shipment within six (6) months of the signing of this Agreement. In the event that LBG fails to maintain the above minimum quantities for any one of the above-stated twelve-month periods, Plane Sight shall have the right to terminate this Agreement.

8) Plane Sight shall have the right to immediately terminate this Agreement by giving written notice to LBG in the event that LBG files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if LBG discontinues or dissolves its business or if a receiver is appointed for LBG or for LBG's business.

9) LBG shall, throughout the term of the Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in Indiana, standard Product Liability Insurance naming Plane Sight and its officers, directors, employees, agents, and shareholders, as an additional insured. This policy shall provide protection against all claims, demands, and causes of action arising out of any defect or failure to perform, alleged or otherwise, of the Product or any material used in connection therewith or any use thereof. The amount of coverage shall be five million U.S. dollars ($5,000.000). The policy shall provide for notice to Plane Sight from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination thereof. LBG agrees to furnish Plane Sight a certificate of insurance evidencing same within 60 days after execution of this Agreement and, in no event, shall LBG manufacture, distribute, or sell the Product prior to receipt by Plane Sight of such evidence of insurance.

10) Governing Law - This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Indiana. All disputes hereunder shall be resolved in the applicable state or federal courts of Indiana. Plane Sight and LBG consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

11) Binding Effect - This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.
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12) Entire Agreement - This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings and agreements, oral or written, between the parties with respect to the subject matter hereof.

13) Amendment - This Agreement may not be amended, except by written instrument executed by the respective duly-authorized officers of the parties.

14) Assignment - Neither party may assign this Agreement to any third party without the express prior written consent of the other party.

The parties have caused this Agreement to be executed in duplicate by their respective duly-authorized officers, with the effective date of this Agreement being the last date shown below.


/s/ Bill Foley                                   /s/ Plane Sight, Inc.
-------------------------                        ---------------------
for Level Best Golf, Inc.                        for Plane Sight, Inc.



Bill Foley                                       /s/ J. Thomas Pellegrini
-------------------------                        ------------------------
Name (printed)                                   J. Thomas Pellegrini


Title:  Chief Operating Officer                  Title:  President


Date:  1/25/97                                   Date:  1/20/97